Exhibit 99.2

2016 Third Quarter Financial Supplement Analytics. Insight. Value. As of September 30, 2016

Cotiviti Holdings, Inc. 2016 Revenue by Segment 2016 2015 Change 2016 2015 Change $ 78,133 $ 62,369 25.3% $ 224,335 $ 178,818 25.5% 57,233 53,419 7.1% 169,632 147,335 15.1% 3,104 3,339 7.0% 9,676 10,530 8.1% Total Healthcare 138,470 119,127 16.2% 403,643 336,683 19.9% 17,039 17,292 1.5% 51,730 51,546 0.4% Other 732 517 41.6% 1,877 1,651 13.7% 17,771 17,809 0.2% 53,607 53,197 0.8% $156,241 $136,936 14.1% $457,250 $389,880 17.3% Total Global Retail and Other Consolidated Net Revenue Three Months Ended September 30, Nine Months Ended September 30, (unaudited, $ in thousands) Retrospective claims accuracy Prospective claims accuracy Transaction services Retrospective claims accuracy

Cotiviti Holdings, Inc.
2016 Consolidated Statement of Operations

(unaudited, $ in thousands)	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	Change	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015	Change
Net revenue	$ 156,241	$ 136,936	14%	$ 457,250	$ 389,880	17%
Cost of revenue	65,175	52,070	25%	184,594	147,557	25%
Selling, general and administrative expenses	46,474	33,348	39%	118,934	97,009	23%
Depreciation and amortization of property and equipment	5,218	3,773	38%	14,864	9,270	60%
Amortization of intangible assets	15,203	15,437	2%	45,618	46,256	1%
Transaction-related expenses	16	354	95%	909	354	157%
Impairment of intangible assets	-	27,826	100%	-	27,826	100%
Total Operating Expenses	132,086	132,808	1%	364,919	328,272	11%
Operating income	24,155	4,128	485%	92,331	61,608	50%
Other expense (income)	18,861	15,993	18%	55,991	53,555	5%
Income tax expense (benefit)	711	(4,571)	116%	12,780	3,932	225%
Gain on discontinued operstions, net of tax	-	-	NM	-	559	100%
Net Income (Loss)	**$ 4,583**	**$ (7,294)**	**163%**	**$ 23,560**	**$ 4,680**	**403%**
Earnings (loss) per share:						
Basic	$ 0.05	$ (0.09)		$ 0.28	$ 0.06	
Diluted	0.05	(0.09)		0.27	0.06	
Effective Tax Rate	13.4%	38.5%		35.2%	48.8%	
Stock-based Compensation (included within the lines shown above)						
Cost of revenue	$ 4,153	$ 193	NM	$ 4,738	$ 584	NM
Selling, general and administrative expenses	12,889	212	NM	16,806	1,040	NM
Total Stock-Based Compensation	**$ 17,042**	**$ 405**	**NM**	**$ 21,544**	**$ 1,624**	**NM**

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Cotiviti

Cotiviti Holdings, Inc.
2016 Adjusted EBITDA (Non-GAAP)

(unaudited, $ in thousands)	Three Months Ended September 30, 2016	2015	Change	Nine Months Ended September 30, 2016	2015	Change
Net Income (Loss)	**$ 4,583**	**$ (7,294)**	**163%**	**$ 23,560**	**$ 4,680**	**403%**
Adjustments to net income (loss):						
Depreciation and amortization	20,421	19,210	6%	60,482	55,526	9%
Impairment of intangible assets [1]	-	27,826	100%	-	27,826	100%
Interest expense	9,625	16,180	41%	40,345	49,855	19%
Other non-operating (income) expense[2]	(113)	(187)	40%	(771)	(384)	101%
Income tax expense (benefit)	711	(4,571)	116%	12,780	3,932	225%
Gain on discontinued operations, net of tax [3]	-	-	-	-	(559)	100%
Transaction-related expenses and other[4]	16	354	95%	909	354	157%
Stock-based compensation[5]	17,042	405	NM	21,544	1,624	NM
Loss on extinguishment of debt[6]	9,349	-	NM	16,417	4,084	302%
Adjusted EBITDA	**$ 61,634**	**$ 51,923**	**19%**	**$ 175,266**	**$ 146,938**	**19%**
% of revenue	*39.4%*	*37.9%*		*38.3%*	*37.7%*	

(1) Represents an impairment during the quarter ended September 30, 2015 as a result of our rebranding and the related impact to our tradenames.

(2) Represents other non-operating (income) expense that consists primarily of gains and losses on transactions settled in foreign currencies. Income received for certain sub-leases is included herein.

(3) Represents payment on a $900 note receivable ($559 net of taxes) related to a business that was disposed of in 2012. This note receivable had been reported in the loss on discontinued operations in 2012 upon the sale of that business. Since the date of sale, we had elected to fully reserve the note receivable as the collectability was determined to be uncertain.

(4) Represents transaction-related expenses that consist primarily of certain expenses associated with the preparation for our Initial Public Offering and certain corporate development activity.

(5) Represents expense related to stock-based compensation awards granted to certain employees, officers and non-employee directors as long-term incentive compensation. We recognize the related expense for these awards ratably over the vesting period. During the three months ended September 30, 2016, performance awards vested resulting in stock compensation expense of $15.9 million.

(6) Represents loss on extinguishment of debt that consists primarily of fees paid and write-offs of unamortized debt issuance costs and original issue discount in connection with the repricing of our long-term debt in 2015, the early repayment of a portion of our long-term debt in 2016 and the refinancing of our long-term debt in 2016.

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Cotiviti

Cotiviti Holdings, Inc.
2016 Adjusted Net Income (Loss) (Non-GAAP)

(unaudited, $ in thousands)	Three Months Ended September 30, 2016	2015	Change	Nine Months Ended September 30, 2016	2015	Change
Net Income (Loss)	**$ 4,583**	**$ (7,294)**	**163%**	**$ 23,560**	**$ 4,680**	**403%**
Adjustments to net income (loss) :						
Amortization of Acquired Intangible Assets - Non Tax Deductible	10,402	10,591	2%	31,206	31,785	2%
Amortization of Acquired Intangible Assets - Tax Deductible	4,801	4,846	1%	14,412	14,471	0%
Impairment of intangible assets (1)	-	27,826	100%	-	27,826	100%
Loss on extinguishment of debt	9,349	-	NM	16,417	4,084	302%
Transaction-related expenses and other	16	354	95%	909	354	157%
Stock-based compensation (2)	17,042	405	NM	21,544	1,624	NM
Gain on discontinued operations	-	-	NM	-	(900)	100%
Tax effect of above adjustments (3)	(12,476)	(10,220)	22%	(20,949)	(15,832)	32%
Adjusted Net Income	**$ 33,717**	**$ 26,508**	**27%**	**$ 87,099**	**$ 68,092**	**28%**
Weighted average shares of common stock - Diluted (000s)	93,954	77,224		86,858	77,715	
Adjusted Net Income per Diluted Share	$ 0.36	$ 0.34		$ 1.00	$ 0.88	

(1) Represents an impairment during the quarter ended September 30, 2015 as a result of our rebranding and the related impact to our tradenames.

(2) Represents expense related to stock-based compensation awards granted to certain employees, officers and non-employee directors as long-term incentive compensation. We recognize the related expense for these awards ratably over the vesting period. During the three months ended September 30, 2016, performance awards vested resulting in stock compensation expense of $15.9 million.

(3) This line represents the tax impact of the amortization of acquired intangible assets - tax deductible, a portion of impairment of intangible assets, loss on extinguishment of debt, stock-based compensation and gain on discontinued operations assuming a 40% tax rate.

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Cotiviti

(unaudited, $ in millions) Low High Net Income $38 $41 Adjustments to net income (1) 197 196 Adjusted EBITDA $235 $237 Cotiviti Holdings, Inc. 2016 Adjusted EBITDA Guidance (Non-GAAP) Adjustments to net income include depreciation and amortization, interest expense, other non-operating (income) expense, income tax expense, transaction-related expenses and other, stock-based compensation and loss on extinguishment of debt. A 40% tax rate is assumed to approximate the Company's effective tax rate.

Cotiviti Holdings, Inc. Consolidated Balance Sheet Data September 30, 2016 (unaudited) Cash and cash equivalents $ 43,770 $ 149,365 Total assets 2,005,553 2,147,007 Total long-term debt 784,042 1,034,070 Total liabilities 1,097,112 1,359,411 Total stockholders’ equity 908,441 787,596 Net debt leverage 3.3x 4.5x Working capital 25,327 123,887 ($ in thousands) December 31, 2015

Cotiviti Holdings, Inc. Cash Flow Data Year ended 2016 2015 December 31, 2015 Operating Cash Flow $ 108,345 $ 30,408 $ 63,154 Capex 22,578 11,022 22,982 Free Cash Flow $ 85,767 $ 19,386 $ 40,172 ($ in thousands) Nine months ended September 30, (unaudited)

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